Exhibit 99.1

Gulf Resources provides business update and reports Third Quarter and 9 Months 2020 Financial Results

SHOUGUANG, China., Nov. 16, 2020 (GLOBE NEWSWIRE) -- Gulf Resources, Inc. (Nasdaq: GURE) ("Gulf Resources", “we,” or the "Company"), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today announced its unaudited financial results for the third quarter and the 9 months ended September 30, 2020 and provided a business update for shareholders.

Company Highlights

•	On a year-to-year basis, revenues increased by 130% to $10,482,185 from $4,548,542.

•	On a quarter to quarter basis, revenues increased by 96%

•	Loss from operations of ($2,912,581) in the quarter ended September 30,2020 compared to a loss of ($13,029,028) in the period previous year and a loss of ($2,244,619) in the second quarter.

•	Cash was $95,623,812 ($9.56* per share).

•	Net cash (Cash Minus all Liabilities) was $81,314,429 ($8.13* per share).

•	Book Value was $263,587,240 ($26.37* per share).

Third Quarter 2020

In our third quarter 2020, our revenues increased by 130% to $10,482,185 from $4,548,542 on a year-to-year basis. We had 4 bromine and crude salt factories in operation for the entire quarter versus 2 in the previous year. On a sequential basis, revenues increased by 96% as our factories ramped up production. The Company reported a loss from operations of ($2,912,581) compared to a loss of $(13,029,028) in the previous year and loss of ($2,244,619) in the second quarter of 2020.

The Company sustained an operating loss on its chemical factory, which is under construction, and its natural gas project, which is temporarily halted. The Company also incurred significant expenses including depreciation and amortization as well as salaries related to the remaining three closed bromine and crude salt factories.

Nine Months 2020
For the 9 months ended Sept. 30, 2020, revenues increased by 54.8% to $16,399,338 from $10,596,521 in the same period of 2019. Cost of net revenue was $12,694,271 or 77.4% vs. $5,430,269 or 51.2% year over year. The primary factors contributing to the lower margins were the lower price of bromine in 2020 coupled with additional direct costs and depreciation and amortization of the newly opened factories. Direct labor and factory overheads incurred during plant shutdown declined to $6,886,215 in the current period from $10,653,690 in the same period in the previous year reflecting the higher number of factories in operation. The loss from operations was $10,522,799 in the current period versus $13,690,605 in the same period in the previous year. The net loss was $8,696,959 in the current period compared to $18,670,871 in the same period in previous year. The net loss per share was ($0.91) in the current period compared to a loss of ($1.98) in the same period in previous year.

Balance sheet
Despite of facility closure and expenditures on new factories, new wells, and new salt ponds, as well as our new chemical factory, we believe our balance sheet remains very strong.

At the end of the third quarter, cash was $95,623,812 ($9.56* per share based on 9,997,477 shares.). Current assets were $104,682,870 ($10.47* per share). Working capital was $99,779,071 ($9.98* per share). Net cash (cash minus all liabilities) was $81,314,429 ($8.13 *per share), Book value per share was $263,587,240 ($26.37* per share).

The Company believes that assets are strong and that we do not need any write-downs for impairments. The Company also believes that we have enough cash to finish all our construction and build our business. We currently expect to eventually earn a strong return on our book value.

Cash Flow
The Company had a significant improvement in cash flow in 2020. For the 9 months in 2020, we had positive cash flow from operations of $3,258,010 compared to a loss from operation deficit of $12,320,640 in the previous year. We spent $9,860,142 on property plant & equipment compared to an expenditure of $57,317,368 in the previous year.

Segment Results

Bromine and Crude Salt
In the third quarter of 2020, on a year to year basis, revenues from our four operating bromine and crude salt factories increased to $10,482,185 from $4,548,542, an increase of 130%. More significantly, on a quarter-to-quarter basis, our revenues increased by 96%, reflecting the progress we have made in ramping up of our four factories.

In the third quarter, bromine revenues were $9,181,747 compared to $4,270,863 in the previous year, an increase of 115%. On a sequential basis, they increased by 105% compared to the second quarter of 2020. During the quarter, we sold 2,301 tonnes of bromine, compared to 1,222 tonnes in the 2nd quarter and 1,022 tonnes in the same quarter of the previous year. During the quarter, the average price of bromine declined to $3,989.88, an increase of 9.1% compared to the previous quarter and a decrease of 4.4% compared to the same quarter of 2019.

The bromine business had an operating profit of $1,962,262 compared to a loss of $5,185,484 in the same quarter of the previous year and a loss of $1,479,084 in the second quarter of 2020. Management is pleased with the progress it is making in its bromine business.

The price of bromine trends upward. In July 2020, it was 26,650 RMB per tonne. By the end of August 2020, it reached over RMB 29,000 per tonne. By the end of September 2020, it was above RMB 30,000 per tonne. On Nov.12, 2020, it reached RMB 32,278 per tonne. The upward trends in bromine price may augers well for company future revenue. (The chart below is from the Sun-Sirs Commodity Data Group (sunsirs.com).

A photo accompanying this announcement is available at: https://www.globenewswire.com/NewsRoom/AttachmentNg/9728e2d8-0787-4174-916c-0aaea2009c64

In the third quarter, crude salt revenues increased to $1,300,438 from $277,679 in the same period of the previous year, an increase of 368%. On a sequential basis, crude salt revenues increased by 49% compared to the second quarter of 2020. The crude salt business loss was $484,278 in the quarter compared to a loss of $1,001,988 in the same quarter of the previous year and loss of $611,472 in the second quarter of 2020.

Factories #2,#8, and #10
We are still waiting for governmental approval for factories #2, #8, and #10. To our knowledge, the government is currently completing its planning process for all mining areas including that for prevention of flood. As a result, we may be required to make some modifications to our current wells and aqueducts prior to commencement of operations of these factories to satisfy the local government's requirements. Nevertheless, the Company expects to receive approvals for these factories by the first half of 2021.

Chemicals
The Company commenced production on its new chemical facilities located at Bohai Marine Fine Chemical Industrial Park in June 2020. There are three major structures in this complex and all are currently under construction. The construction is expected to take approximately one year, and an additional six months to complete the equipment installation and testing. The Company expects to begin trial production at the beginning of 2022. The entire facility is expected to cost approximately $60 million. By the end of the third quarter 2020, the Company had spent $18.5 million (comprising land lease payments, professional fees related to the design of the factory and progress payment of the construction costs of the factory building) of the budget.

Management expects a strong return from this investment. In the previous two years before the shutdown for rectification, our chemical business had income from operation before corporate cost of approximately $25.5 million in year 2016 and $33.0 million in year 2015, respectively. While this new factory will be smaller than the combined two old factories, the Company expects it to make higher net profit margin as we plan to focus more on the higher margin pharmaceutical intermediate products. We are optimistic by the progress we are making on constructing our new factories. Management expects to post photos on its website each quarter so investors can track the progress of the construction of the chemical factories.

Natural Gas
We continue to be encouraged by the opportunities to produce natural gas and brine products in Sichuan Province. As disclosed previously, Petro-China’s discovery of natural gas in Tianbao Town is close to our current natural gas well. We believe this discovery could have material positive impact on the Company and may open significant opportunities for us. The Company believes that the government will more focus on finalizing the planning for exploration and exploitation of mineral resources in this area.

In addition, the Company plans to proceed with its applications for the natural gas and brine project approvals with related government departments after the government has finalized the land and resources planning for Sichuan Province.

Management Commentary
“We are very pleased to have our operating businesses generating a strong profit,” stated Liu Xiaobin, the CEO of Gulf Resources. “With the price of bromine increasing sharply, we should have a strong fourth quarter. We believe we are not far from returning to profitability and positive cash flow. We are also confident that we will receive approvals on our remaining three factories.”

“The construction of our chemical factories is on schedule,” Mr. Liu continued. “And it may take six months to install and test our new modern equipment, we believe our chemical factories will have higher net profit margin.” Mr. Liu continued. “With Petro-China making one of the largest natural gas discoveries in Chinese history in the same rural town as our current well situates, we continue to be optimistic about the opportunities in natural gas.”

“Now that we have some visibility,” Mr. Liu concluded, “we will endeavor to improve our communications with our investors. We will continue updating our company website. We expect to also provide projections on revenues and profits once all of our businesses have returned to full operation. We appreciate the patience of our shareholders and believe we will continue to show significantly improved results.”

(*These calculations are based on the number of shares outstanding of 9,997,477 shares as of September 30, 2020)

Conference Call

Gulf Resources management will host a conference call on Monday, November 16, 2020 at 08:00 PM Eastern Time to discuss its unaudited financial results for the third quarter and 9 months 2020 ended September 30, 2020.

Mr. Xiaobin Liu, CEO of Gulf Resources, will be hosting the call. The Company management team will be available for investor questions following the prepared remarks.

To participate in this live conference call, please dial +1 (877) 407-8031 five to ten minutes prior to the scheduled conference call time. International callers should dial +1 (201)689-8031, and please reference to “Gulf Resources” while dial in.

The webcasting is also available then, just simply click on the link below: http://www.gulfresourcesinc.com/events.html

A replay of the conference call will be available two hours after the call's completion during 11/16/2020 23:00 ET - 11/30/2020 23:00 ET. To access the replay, call +1 (877) 481-4010. International callers should call +1 (919) 882-2331. The Replay Passcode is 38847.

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through three wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited ("SCHC"), Shouguang Yuxin Chemical Industry Co., Limited ("SYCI"), and Daying County Haoyuan Chemical Company Limited (“DCHC”). The Company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil and gas field explorations and papermaking chemical agents, and materials for human and animal antibiotics. DCHC was established to further explore and develop natural gas and brine resources (including bromine and crude salt) in China. For more information, visit www.gulfresourcesinc.com.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, the risks associated with the COVID-19 pandemic outbreak, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

CONTACT: Gulf Resources, Inc.

Web:	http://www.gulfresourcesinc.com
Director of Investor Relations
Helen Xu (Haiyan Xu)
beishengrong@vip.163.com

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS
(Expressed in U.S. dollars)
(UNAUDITED)

	Three-Month Period Ended September 30,		Nine-Month Period Ended September 30,
	2020	2019	2020	2019

NET REVENUE
Net revenue	$10,482,185	$4,548,542	$16,399,338	$10,596,521

OPERATING INCOME (EXPENSE)
Cost of net revenue	(6,750,055)	(2,403,532)	(12,694,271)	(5,430,269)
Sales, marketing and other operating expenses	(15,785)	(5,821)	(28,866)	(12,434)
Direct labor and factory overheads incurred during plant shutdown	(1,538,193)	(3,485,383)	(6,886,215)	(10,653,690)
General and administrative expenses	(4,911,970)	(5,020,215)	(7,297,010)	(8,460,733)
Other operating loss	—	—	(15,775)	—
	(13,216,003)	(10,914,951)	(26,922,137)	(24,557,126)

LOSS FROM OPERATIONS	(2,733,818)	(6,366,409)	(10,522,799)	(13,960,605)

OTHER INCOME (EXPENSE)
Interest expense	(32,257)	(34,310)	(102,573)	(111,530)
Interest income	70,819	101,130	216,662	369,582
LOSS BEFORE TAXES	(2,695,256)	(6,299,589)	(10,408,710)	(13,702,553)

INCOME TAX BENEFIT (EXPENSE)	(217,325)	(6,729,439)	1,711,751	(4,968,318)
NET LOSS	$(2,912,581)	$(13,029,028)	$(8,696,959)	$(18,670,871)

COMPREHENSIVE INCOME (LOSS):
NET LOSS	$(2,912,581)	$(13,029,028)	$(8,696,959)	$(18,670,871)
OTHER COMPREHENSIVE LOSS
- Foreign currency translation adjustments	11,120,339	(8,690,103)	6,826,849	(9,127,344)
COMPREHENSIVE INCOME (LOSS)	$8,207,758	$(21,719,131)	$1,870,110	$(27,798,215)

LOSS PER SHARE:
BASIC AND DILUTED	$(0.30)	$(1.37)	$(0.91)	$(1.98)

WEIGHTED AVERAGE NUMBER OF SHARES:

BASIC AND DILUTED	9,566,333	9,516,614	9,533,729	9,448,371

GULF RESOURCES, INC.

AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Expressed in U.S. dollars)

	September 30, 2020 Unaudited	December 31, 2019 Audited
Current Assets
Cash	$95,623,812	$100,301,986
Accounts receivable	7,328,182	4,877,106
Inventories, net	394,233	690,087
Prepayments and deposits	1,336,084	1,332,970
Other receivable	559	559
Total Current Assets	104,682,870	107,202,708
Non-Current Assets
Property, plant and equipment, net	136,655,572	137,994,949
Finance lease right-of use assets	179,829	179,526
Operating lease right-of –use assets	8,630,239	8,817,884
Prepaid land leases, net of current portion	9,714,711	9,115,276
Deferred tax assets	18,033,402	15,940,642
Total non-current assets	173,213,753	172,048,277
Total Assets	$277,896,623	$279,250,985

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts , other payable and accrued expenses	$2,774,663	$1,106,048
Retention payable	—	3,805,483
Taxes payable-current	1,501,816	779,623
Finance lease liability, current portion	175,253	198,506
Operating lease liabilities, current portion	452,067	416,604
Total Current Liabilities	4,903,799	6,306,264
Non-Current Liabilities
Finance lease liability, net of current portion	1,809,777	1,905,772
Operating lease liabilities, net of current portion	7,595,807	7,931,849
Total Non-Current Liabilities	9,405,584	9,837,621
Total Liabilities	$14,309,383	$16,143,885
Commitment and Loss Contingencies

Stockholders’ Equity
PREFERRED STOCK; $0.001 par value; 1,000,000 shares authorized; none outstanding	$—	$—
COMMON STOCK; $0.0005 par value; 80,000,000 shares authorized; 10,043,307 and 9,563,257 shares issued; and 9,997,477 and 9,517,427 shares outstanding as of September 30, 2020 and December 31, 2019, respectively	24,139	23,904
Treasury stock; 45,830 and 45,830 shares as of September 30, 2020 and December 31, 2019 at cost	(510,329)	(510,329)
Additional paid-in capital	97,393,403	95,043,388
Retained earnings unappropriated	151,111,441	159,808,400
Retained earnings appropriated	24,233,544	24,233,544
Accumulated other comprehensive loss	(8,664,958)	(15,491,807)
Total Stockholders’ Equity	263,587,240	263,107,100
Total Liabilities and Stockholders’ Equity	$277,896,623	$279,250,985

GULF RESOURCES, INC.

AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in U.S. dollars)

(UNAUDITED)

	Nine -Month Period Ended September 30,
	2020	2019

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(8,696,959)	$(18,670,871)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Interest on finance lease obligation	102,220	111,020
Depreciation and amortization	11,907,702	10,599,011
Unrealized exchange gain on translation of inter-company balances	648,331	(778,420)
Deferred tax asset	(1,712,229)	4,968,318
Issuance of restricted shares for services	2,350,250	21,600
Issuance of stock options to employee	—	45,900
Changes in assets and liabilities:
Accounts receivable	(2,273,999)	(9,962,625)
Inventories	300,136	(700,476)
Prepayments and deposits	36,012	(28,577)
Other receivables	—	11,794
Accounts and Other payable and accrued expenses	371,284	2,708,456
Retention payable	—	—
Taxes payable	716,371	(437,560)
Prepaid land leases	(372,259)	—
Operating lease	(118,850)	(208,210)
Net cash provided by (used in) by operating activities	3,258,010	(12,320,640)

CASH FLOWS USED IN INVESTING ACTIVITIES
Purchase of property, plant and equipment	(9,860,142)	(57,317,368)
Net cash used in investing activities	(9,860,142)	(57,317,368)

CASH FLOWS USED IN FINANCING ACTIVITIES
Repayment of finance lease obligation	(264,976)	(275,506)
Net cash used in financing activities	(264,976)	(275,506)

EFFECTS OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	2,188,934	(3,866,852)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(4,678,174)	(73,780,366)
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	100,301,986	178,998,935
CASH AND CASH EQUIVALENTS - END OF PERIOD	$95,623,812	$105,218,569

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the periods for:
Income taxes	$—	$—
Operating right-of-use assets obtained in exchange for lease obligations	$—	$8,241,818
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Purchase of Property, plant and equipment included in Payable and other accrued expense and Retention payable	$1,251,136	$7,116,066
Par value of common stock issued upon cashless exercise of options	$—	$379
Par value of restricted shares issued for services	$235	$—